Exhibit 99.1

Erasca Reports Third Quarter 2021 Financial Results and Business Updates

Strong execution leading to four ongoing clinical trials evaluating lead candidates ERAS-007 (ERKi) and ERAS-601 (SHP2i)

Named one of Fierce Biotech’s “Fierce 15” most promising biotechnology companies of 2021

Donated $17.5 million of common shares to the Erasca Foundation to fund mission-related charitable activities

Robust balance sheet with cash of $487 million

SAN DIEGO, November 10, 2021 (GLOBE NEWSWIRE) -- Erasca, Inc. (Nasdaq: ERAS), a clinical-stage precision oncology company singularly focused on discovering, developing, and commercializing therapies for patients with RAS/MAPK pathway-driven cancers, today reported financial results for the fiscal quarter ended September 30, 2021, and provided business updates.

“Erasca continued our strong execution this quarter, delivering on key milestones, advancing new clinical trials, and generating exciting preclinical data,” said Jonathan E. Lim, M.D., Erasca’s chairman, CEO, and co-founder. “With the initiation in September of our HERKULES-2 and -3 trials in non-small cell lung cancer and gastrointestinal malignancies, respectively, we currently have four ongoing clinical trials with multiple clinical data readouts anticipated in 2022. We are excited about recent preclinical data that further support the planned IND filings for ERAS-801 (CNS-penetrant EGFR inhibitor for refractory glioblastoma multiforme) in the first quarter of 2022 and ERAS-3490 (CNS-penetrant KRAS G12C inhibitor) in the second half of 2022.”

Dr. Lim continued, “At the corporate level, we are honored to be named one of Fierce Biotech’s ‘Fierce 15’ most promising and innovative biotechnology companies of 2021. We remain focused on our mission to erase cancer and believe this mission goes beyond therapeutic development to include a broader social contribution. We were pleased to donate 1% of our pre-IPO capital stock to the Erasca Foundation in conjunction with the successful completion of our $345 million initial public offering in July. The Erasca Foundation was established to fund charitable activities designed to have a positive impact on society, particularly in underserved populations. With our strong cash position supported by top-tier institutional investors, we remain well-positioned to advance the industry’s deepest portfolio singularly focused on shutting down the RAS/MAPK pathway and to deliver on our upcoming milestones.”

Research and Development (R&D) Highlights

•
Dosed First Patient in HERKULES-2 Trial: In September 2021, Erasca dosed the first patient in HERKULES-2, a Phase 1b/2 trial evaluating ERAS-007 (ERK1/2 inhibitor) in multiple combinations as part of Erasca’s lung cancer master protocol, with a focus on patients with advanced non-small cell lung cancer (NSCLC)
•
Dosed First Patient in HERKULES-3 Trial: In September 2021, Erasca dosed the first patient in HERKULES-3, a Phase 1b/2 trial evaluating ERAS-007 (ERK1/2 inhibitor) in multiple combinations as part of Erasca’s gastrointestinal cancer master protocol, with an initial focus on patients with advanced colorectal cancer (CRC)
•
Presented Preclinical Data for ERAS-801: In October 2021, Erasca announced the presentation of preclinical data for ERAS-801, a central nervous system (CNS)-penetrant epidermal growth factor receptor (EGFR) inhibitor for the treatment of refractory glioblastoma multiforme (GBM), at the American Association for Cancer Research (AACR) Special Virtual Conference on Brain Cancer

Corporate Highlights

•
Completed $345 Million Initial Public Offering: In July 2021, Erasca sold 21,562,500 shares of common stock, which included the exercise in full by the underwriters of their option to purchase 2,812,500 shares of common stock, at a public offering price of $16 per share. The gross proceeds from the offering were $345 million
•
Named a 2021 “Fierce 15” Winner: Named one of Fierce Biotech’s “Fierce 15” most promising biotechnology companies of 2021
•
Entered into a Clinical Trial Collaboration and Supply Agreement with Pfizer: Pfizer will supply its BRAF inhibitor encorafenib (BRAFTOVI®) at no cost in connection with a clinical proof-of-concept study evaluating ERAS-007 in combination with encorafenib and the EGFR inhibitor cetuximab for the treatment of patients with BRAF V600E-mutant metastatic CRC as part of the ongoing Phase 1b/2 HERKULES-3 trial
•
Contributed to the Erasca Foundation: Issued $17.5 million of common shares to the Erasca Foundation to fund charitable activities related to Erasca’s mission

Key Upcoming Milestones

•
ERAS-801: CNS-penetrant EGFR inhibitor
o
IND filing expected in first quarter of 2022
•
HERKULES-4: Phase 1b/2 clinical trial for ERAS-007/MAPKlamp in combination with various agents in patients with hematological malignancies
o
Dosing of the first patient expected in first quarter of 2022

Third Quarter 2021 Financial Results

Cash Position: Cash, cash equivalents, and investments were $486.6 million as of September 30, 2021, as compared to $118.7 million as of December 31, 2020. During the third quarter, Erasca completed an IPO raising net proceeds of $317.0 million, after deducting underwriting discounts, commissions, and other offering expenses. Erasca expects its current cash, cash equivalents, and investments balance to fund operations for at least the next 24 months.

Research and Development (R&D) Expenses: R&D expenses were $20.0 million for the quarter ended September 30, 2021, compared to $9.1 million for the quarter ended September 30, 2020. The increase was primarily driven by expenses incurred in connection with clinical trials and preclinical studies, personnel costs due to increased headcount to support increased development activities, and outsourced services and consulting fees. Erasca also recorded $1.7 million of in-process research and development expense during the quarter ended September 30, 2021, for a milestone payment made to the University of California, San Francisco.

General and Administrative (G&A) Expenses: G&A expenses were $6.9 million for the quarter ended September 30, 2021, compared to $2.0 million for the quarter ended September 30, 2020. The increase was primarily driven by personnel costs, insurance costs, and legal fees. For the quarter ended September 30, 2021, $17.5 million was recorded as additional G&A expense for the common shares issued to the Erasca Foundation.

Net Loss: For the quarter ended September 30, 2021, Erasca reported a net loss of $46.1 million, inclusive of the $17.5 million in expense recorded for the common shares issued to the Erasca Foundation, or $(0.46) per basic and diluted share, compared to a net loss of $10.6 million, or $(0.50) per basic and diluted share, for the quarter ended September 30, 2020.

About Erasca
At Erasca, our name is our mission: To erase cancer. We are a clinical-stage precision oncology company singularly focused on discovering, developing, and commercializing therapies for patients with RAS/MAPK pathway-driven cancers. Our company was co-founded by leading pioneers in precision oncology and RAS targeting to create novel therapies and combination regimens designed to comprehensively shut down the RAS/MAPK pathway for the treatment of cancer. We have assembled what we believe to be the deepest RAS/MAPK pathway-focused pipeline in the industry. We believe our team’s capabilities and experience, further guided by our scientific advisory board which includes the world’s leading experts in the RAS/MAPK pathway, uniquely position us to achieve our bold mission of erasing cancer.

Cautionary Note Regarding Forward-Looking Statements
Erasca cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: our expectations regarding the potential therapeutic benefits of our product candidates, including ERAS-007, ERAS-601, ERAS-801, and ERAS-3490; the expected timing of the first patient dosing for our HERKULES-4 clinical trial; the expected timing of the IND filings for each of ERAS-801 and ERAS-3490; the planned advancement of our development pipeline, including the anticipated timing of data readouts for our clinical trials and other upcoming development milestones; and the planned activities of the Erasca Foundation. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our approach to the discovery and development of product candidates based on our singular focus on shutting down the RAS/MAPK pathway, a novel and unproven approach; potential delays in the commencement, enrollment, and completion of clinical trials and preclinical studies; our dependence on third parties in connection with manufacturing, research, and preclinical and clinical testing; unexpected adverse side effects or inadequate efficacy of our product candidates that may limit their development, regulatory approval, and/or commercialization, or may result in recalls or product liability claims; unfavorable results from preclinical studies or clinical trials; results from preclinical studies or early clinical trials not necessarily being predictive of future results; the inability to realize any benefits from our current licenses and acquisitions and any future licenses, acquisitions, or collaborations, and our ability to fulfill our obligations under such arrangements; regulatory developments in the United States and foreign countries; our ability to obtain and maintain intellectual property protection for our product candidates and maintain our rights under intellectual property licenses; our ability to fund our operating plans with our current cash, cash equivalents, and investments; our ability to maintain undisrupted business operations due to the COVID-19 pandemic, including delaying or disrupting our clinical trials, manufacturing, and supply chain; and other risks described in our prior filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our most recent quarterly report on Form 10-Q and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Erasca, Inc.

Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	September 30,	December 31,
	2021	2020
Balance Sheet Data:
Cash, cash equivalents, and investments	$486,645	$118,701
Working capital	472,725	106,310
Total assets	521,948	124,825
Accumulated deficit	(207,702)	(115,402)
Total stockholders’ equity (deficit)	482,991	(113,984)

Erasca, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020

Operating expenses:
Research and development	$19,951	$9,068	$49,794	$19,485
In-process research and development	1,680	75	10,848	17,745
General and administrative	6,916	2,020	15,696	5,052
Contribution of common stock to Erasca Foundation	17,497	—	17,497	—
Total operating expenses	46,044	11,163	93,835	42,282
Loss from operations	(46,044)	(11,163)	(93,835)	(42,282)
Other income (expense)
Interest income	49	38	110	293
Other expense	(74)	(38)	(190)	(79)
Change in fair value of preferred stock purchase right liability	—	555	1,615	2,311
Total other income (expense), net	(25)	555	1,535	2,525
Net loss	$(46,069)	$(10,608)	$(92,300)	$(39,757)
Net loss per share, basic and diluted	$(0.46)	$(0.50)	$(1.90)	$(1.91)
Weighted-average shares of common stock used in computing net loss per share, basic and diluted	99,127,286	21,084,657	48,584,029	20,851,262
Other comprehensive income (loss):
Unrealized gain (loss) on investments, net	1	3	(2)	(11)
Comprehensive loss	$(49,068)	$(10,605)	$(92,302)	$(39,768)

Contact:
Joyce Allaire
LifeSci Advisors, LLC
jallaire@lifesciadvisors.com